CIFG Assurance North America Inc.

Financial Statements

December 31, 2005, 2004 and 2003

CIFG Assurance North America, Inc.
Table of Contents

Report of Independent Auditors

To Board of Directors and Shareholder of
CIFG Assurance North America, Inc:

In our opinion, the accompanying balance sheets and the related statements of operations, changes in shareholder's equity and comprehensive income (loss), and cash flows present fairly, in all material respects, the financial position of CIFG Assurance North America, Inc. (the "Company") at December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the financial statements, the Company has restated the accompanying financial statements for the years ended December 31, 2004 and 2003.

New York, New York
June 15, 2006

CIFG Assurance North America, Inc.
Balance Sheets
($ In ‘000s, except per share amount)

	As of December 31,
	2005	2004
		Restated
Assets
Investments
Fixed income securities available for sale, at fair value
(amortized cost of $134,387 and $ 70,486)	$132,924	$70,405
Short-term investments, at cost	24,652	67,887
Total Investments	157,576	138,292

Cash	3,388	6,568
Premiums receivable	7,515	5,227
Receivable for securities sold	4,000	2,220
Investment income due and accrued	1,497	619
Prepaid reinsurance premiums	141,827	85,105
Intangible asset - licenses acquired in acquisition	8,331	8,331
Deferred income taxes	---	28
Total assets	$324,134	$246,390

Liabilities and Shareholder’s Equity
Liabilities
Deferred premium revenues	$165,846	$103,573
Loss and loss adjustment reserves	529	293
Deferred ceding commission, net	13,267	2,051
Ceded reinsurance balances payable	12,949	6,335
Deferred fee income	413	---
Ceding commission payable	138	245
Current income taxes payable	88	---
Derivative liabilities	53	21
Balances due to affiliates	6,798	5,683
Other liabilities	1,961	855
Total liabilities	202,042	119,056

Shareholder’s Equity
Common stock (par value $4,191.49 per share authorized, issued and outstanding shares 4,700)	19,700	19,700
Additional paid-in-capital	122,850	122,850
Accumulated deficit	(18,995)	(15,163)
Accumulated other comprehensive loss (net of deferred income taxes of $28, in 2004)	(1,463)	(53)
Total shareholder’s equity	122,092	127,334
Total liabilities and shareholder’s equity	$324,134	$246,390

The accompanying notes are an integral part of these financial statements.
CIFG Assurance North America, Inc.
Statement of Operations
($ In ‘000s)

	Years Ended December 31,
	2005	2004	2003
Revenues		Restated	Restated
Gross premiums written	$94,256	$55,146	$68,132
Ceded premiums written	(83,958)	(48,747)	(52,814)
Net premiums written	10,298	6,399	15,318
Change in net deferred premium revenue	(5,546)	(2,588)	(12,445)
Net premiums earned (net of ceded earned premiums of $27,267 in 2005, $18,529 in 2004 and $8,166 in 2003)	4,752	3,811	2,873
Net investment income	4,098	2,273	2,965
Net realized (losses) gains	(4)	10	1,206
Net realized and unrealized losses on financial guarantees at fair value	(32)	(5)	(14)
Other income	47	53	97
Total revenues	8,861	6,142	7,127

Expenses
Losses and loss adjustment expenses	236	199	90
Amortization of deferred acquisition costs, net	483	593	511
Operating expenses	11,826	10,822	11,098
Total expenses	12,545	11,614	11,699

Loss before income taxes	(3,684)	(5,472)	(4,572)
Provision for income taxes	148	---	---
Net Loss	$(3,832)	$ (5,472)	$(4,572)

The accompanying notes are an integral part of these financial statements

CIFG Assurance North America, Inc.
Statement of Changes in Shareholder’s Equity and Comprehensive Income (Loss)
($ In ‘000s, except per share amounts)

	Years ended December 31,
	2005		2004		2003
Common Shares			Restated		Restated
Shares at beginning of period	4,700		4,700		10,000
Retire old shares	---		---		(10,000)
Issue new shares	---		---		4,700
Shares as of December 31	4,700		4,700		4,700

Common Stock
Balance at beginning of period	$19,700		$19,700		$15,000
Retire old shares	---		---		(15,000)
Issue new shares	---		---		19,700
Balance as of December 31	19,700		19,700		19,700

Additional paid-in capital
Balance at beginning of period	122,850		112,850		85,000
Stock distribution	---		---		(4,700)
Capital contribution	---		10,000		32,550
Balance as of December 31	122,850		122,850		112,850

Accumulated deficit
Balance at beginning of period, as previously reported	---		---		(2,986)
Restatement adjustment	---		---		(2,133)
Balance at beginning of period, as restated	(15,163)		(9,691)		(5,119)
Net loss	(3,832)	$(3,832)	(5,472)	$(5,472)	(4,572)	$(4,572)
Balance as of December 31	(18,995)		(15,163)		(9,691)

Accumulated other comprehensive (loss) income
Balance at beginning of period	(53)		530		2,134
Net change in unrealized (depreciation) appreciation of securities, net of deferred tax (benefit) expense of $28 in 2005, $(313) in 2004, $(864) in 2003		(1,410)		(583)		(1,604)
Other comprehensive loss	(1,410)	(1,410)	(583)	(583)	(1,604)	(1,604)
Total comprehensive loss		$(5,242)		$(6,055)		$(6,176)

Balance as of December 31	(1,463)		(53)		530
Total Shareholder’s Equity	$122,092		$127,334		$123,389

	2005		2004		2003
Disclosure of reclassification amounts
Unrealized (depreciation) appreciation arising during the period, net of taxes	$(1,407)		$(590)		$(2,388)
Less: reclassification adjustment for net gains (losses) included in net income, net of taxes	(3)		7		784
Net unrealized (depreciation) appreciation of securities, net of taxes	$(1,410)		$(583)		$(1,604)

The accompanying notes are an integral part of these financial statements.

CIFG Assurance North America, Inc.
Statement of Cash Flows
($ In ‘000s),

	Years ended December 31,
	2005	2004	2003
		Restated	Restated
Cash flows from operating activities
Net Loss	$(3,832)	$(5,472)	$(4,572)

Adjustments to reconcile net income to net cash
(used) provided by operating activities
Amortization of bond premium, net	(5)	700	1,258
Net realized losses (gains) on sale of investments	4	(10)	(1,206)
Increase in loss and loss adjustment expense reserves	236	199	90
Increase in deferred premium revenue	62,273	31,425	58,364
Increase in prepaid reinsurance premiums	(56,722)	(28,975)	(45,792)
Increase (decrease) in deferred acquisition costs, net	--	1,184	(393)
Increase in premium receivable	(2,288)	(1,035)	(26)
Increase (decrease) in ceded reinsurance balances payable	6,614	(12,062)	16,616
Increase in ceding commissions payable	(107)	(339)	(545)
(Increase) decrease in investment income due and accrued	(878)	(37)	1
Increase in balances due to affiliates	1,115	344	4,282
Current Income taxes payable	88	---	---
Net realized and unrealized losses on financial guarantees at fair value	32	5	14
Increase in deferred ceding commissions, net	11,216	2,051	---
Increase in other liabilities	1,521	40	396
Total adjustments to net loss	23,099	(6,510)	33,059
Net cash provided (used) by operating activities	19,267	(11,982)	28,487

Cash flows from investing activities
Purchase of fixed income securities	(92,022)	(49,454)	(10,588)
Sale (purchase) of short-term investments, net	43,236	21,902	(53,345)
Proceeds from the sale of fixed income securities	180	3,760	22,472
Proceeds from the maturity of fixed income securities	26,098	31,819	950
Payments for purchase of shell company, net of cash acquired	---	---	(20,035)
Net cash (used) provided by investing activities	(22,508)	8,027	(60,546)

Cash flows from financing activities
Capital contributions	---	10,000	32,550
Net cash provided by financing activities	---	10,000	32,550

Effect of exchange rates on cash	61	---	---
(Decrease) Increase in cash	(3,180)	6,045	491
Cash at beginning of the year	6,568	523	32
Cash at the end of the year	$3,388	$6,568	$523

Supplemental disclosures of cash flow information
Federal Income Taxes paid	$60	$ ---	$ ---

The accompanying notes are an integral part of these financial statements.

CIFG Assurance North America, Inc.
Notes to Financial Statements
December 31, 2005, 2004 (restated) and 2003 (restated)
(Dollar Amounts in Thousands),

1.	Business and Organization

CIFG Assurance North America, Inc., formerly known as CDC IXIS Financial Guaranty North America, Inc. (“CIFG NA” or the “Company”) was incorporated on April 11, 2002 in the State of New York. On May 24, 2002 the New York State Insurance Department (“NYSID”) granted the Company a license to conduct surety, credit, residual value and financial guaranty insurance. As of December 31, 2005, CIFG NA was licensed to transact financial guaranty insurance in 43 states and the U.S. Virgin Islands, District of Columbia and the Commonwealth of Puerto Rico.

In February of 2003, CIFG NA acquired 100% of the stock of Western Continental Insurance Company ("WCIC"), a Texas stock insurance company licensed in thirty-nine U.S. States and the District of Columbia from Rampart Insurance Company ("Rampart"), a New York stock insurance company pursuant to the stock purchase agreement (“Stock Purchase Agreement”), dated November 4, 2002, among CIFG NA, Rampart and Rampart’s indirect parent company Caisse Centrale des Assurances Mutuelles Agricoles ("CCAMA") (the "Acquisition"). Prior to the Acquisition, and with the approval of both the Texas Insurance Department and NYSID, 100% of WCIC’s then-existing liabilities were transferred from its balance sheet by means of “assumptive reinsurance”, thereby enabling CIFG NA to acquire WCIC as a “clean shell”. WCIC entered into two assumptive reinsurance agreements, with (1) Rampart, covering all of GAN run-off business effective October 1, 2002 (the "Rampart Reinsurance Agreement") and (2) General Security National Insurance Company, an affiliate of the SCOR Group ("GSNIC"), covering all policies issued and renewed in calendar years 2000, 2001 and 2002. The obligations of Rampart under the Stock Purchase Agreement, and under the Rampart Reinsurance Agreement, were originally guaranteed by CCAMA. Subsequently, CCAMA's obligations have been assumed by Groupama S.A., a French insurance company ("Groupama"), upon CCAMA's merger with and into Groupama.

WCIC also paid ordinary and extraordinary dividends prior to the acquisition of approximately $2.8 million and $5.8 million, respectively, to its parent, Rampart, as approved by Texas State Insurance Department. The purchase price was $21 million resulting in an intangible asset assigned to the insurance licenses of $8.3 million.

Subsequent to the Acquisition, and pursuant to the approval of the Texas Insurance Department and NYSID, WCIC was re-domesticated to the State of New York by merger with and into Western Continental Insurance Company of New York, Inc., ("WCIC N.Y."), a New York stock insurance corporation that was incorporated as a wholly-owned subsidiary of the Company on March 5, 2003 in the State of New York and initially licensed by NYSID on April 11, 2003 to conduct fidelity & surety and credit insurance. WCIC-NY was formed for the purpose of effectuating WCIC’s re-domestication to New York State. The effective date of such re-domestication by merger was June 30, 2003.

Effective August 31, 2003, the NYSID approved the merger between CIFG NA and WCIC NY, whereby CIFG NA merged into WCIC NY, with the surviving corporation renamed CDC IXIS Financial Guaranty North America, Inc.

Effective September 20, 2003 and pursuant to the approval of the NYSID, CIFG NA's original direct parent, CIFG Services, Inc., then known as CDC IXIS Financial Guaranty Services Inc. ("CIFG Services"), transferred all of the outstanding shares of CIFG NA to five voting trustees in accordance with the Voting Trust Agreement ("Voting Trust Agreement"), dated September 17, 2003, in order to comply with certain U.S. state restrictions regarding the ownership or control of U.S. insurance companies by a foreign government or any agency or instrumentality thereof.

The names of the five individuals voting trustees were disclosed to the NYSID. Under the terms of the Voting Trust Agreement, 80% of the trustees must be directors or officers of CIFG Services or the direct parent of CIFG Holding (i.e., effective December 31, 2004, Caisse Nationale des Caisses d’Epargne (“CNCE”) and, until that date, Caisse des Dépôts et Consignations (“CDC”)). Although the shares are legally owned by the voting trustees in accordance with the Voting Trust Agreement, CIFG Services retains the economic benefits of the shares of CIFG NA. By virtue of the voting trust and related undertakings, the NYSID has determined, by letter dated August 8, 2003, that CIFG NA is deemed not to be owned or controlled by CDC (then CIFG NA's ultimate parent and a French public purpose entity established pursuant to legislation), the Republic of France or any governmental agency or instrumentality thereof within the meaning of Section 1102(h) of the New York Insurance Law.

CIFG Services is a management company that was incorporated in the state of Delaware during 2001. CIFG Services is a wholly owned subsidiary of CIFG Guaranty, a reinsurance company that was registered in France by Registre du Commerce et des Sociétés on March 30, 2001. CIFG Guaranty is a wholly owned subsidiary of CIFG Holding, a French corporation that acts as a holding company for the CIFG group of companies. CIFG Holding is wholly-owned by CNCE. CIFG Guaranty owns 100% of the outstanding shares of CIFG Services and CIFG Europe. CIFG Europe is a French licensed insurance company and authorized to write financial guaranty throughout the original 15 member states of the European Union [registered by Registre du Commerce et des Sociétés on September 24, 2001.]

Effective February 23, 2005 the Company’s name was changed to CIFG Assurance North America, Inc (CIFG NA). Additionally, the affiliates of CIFG NA, formerly known as CDC IXIS Financial Guaranty Holding, CDC IXIS Financial Guaranty and CDC IXIS Financial Guaranty Europe, changed their names to CIFG Holding, CIFG Guaranty and CIFG Europe, respectively, effective October 29, 2004 and its parent company CDC IXIS Financial Guaranty Services Inc. changed its name to CIFG Services, Inc. effective January 11, 2005.

In the ordinary course of business, the Company issues financial guaranty contracts in respect of certain obligations of certain variable interest entities (VIEs). Specifically, CIFG NA has issued contracts in respect of certain obligations of multiple distinct New York State business trusts, collectively known as the New Generation Funding Trusts. The financial guaranty contracts generally provide credit protection to investors who have entered into credit default swap (CDS) transactions with the respective VIEs. Other than the transactions described above, the VIEs own no assets and have no outstanding debt and, by virtue of support by the financial guaranty contracts, CIFG NA considers itself to be the primary beneficiary of these VIEs. Accordingly, these VIEs are consolidated.

Each of, CIFG Guaranty, CIFG Europe and CIFG NA, has received an insurer financial strength rating of “AAA” from Fitch Ratings, an insurer financial strength rating of “Aaa” from Moody’s Investors Services Inc., and an insurer financial enhancement rating of “AAA” from Standard and Poor’s Rating Services (“S&P”), the highest rating assigned by each rating agency.

2.	Restatement of Previously Issued Financial Statements

The Company has restated its financial statements for the years ended December 31, 2004 and 2003. The restatement arises from the correction of an error related to the Company’s application of certain aspects of “Statement of Financial Accounting Standards (“FAS”) No. 60 - “Accounting and Reporting by Insurance Enterprises” (“FAS 60”) to insurance policies that do not qualify for the financial guaranty scope exception under FAS 133 - “Accounting for Derivative Instruments and Hedging” (“FAS 133”) and FAS 149 - “Amendment of FAS 133 Derivative Instruments and Hedging Activities” (“FAS 149”). These financial guaranty contracts are accounted for as derivatives on a fair value basis under FAS 133. The Company considers these contracts to be generally an extension of its financial guaranty insurance contracts in that the Company compensates the guaranteed party for economic losses caused by credit events, and the risks undertaken are substantially the same as the risks in the financial guaranty form.

Financial guaranty insurance contracts that meet the scope exception under FAS 133 are subject to FAS 60, which provides for the deferral of acquisition costs that are primarily related to, and vary with, the production of new business. In addition, FAS 60 provides for the establishment of loss and loss adjustment reserves. (See Notes 3, 5 and 12 for further details). In prior years, the Company deferred acquisition costs and established loss and loss adjustment reserves for all of its financial guaranty contracts, including those derivative contracts subject to FAS 133 and thus carried at fair value. The deferral of acquisition costs and the establishment of loss reserves and loss adjustment expenses for credit derivatives is not in accordance with U.S. GAAP. Accordingly, the Company has expensed deferred acquisition costs and has reversed the loss and loss adjustment reserves established for financial guaranty contracts carried at fair value in these restated financial statements.

The aforementioned approach was also used in years prior to 2003. Accordingly, the opening accumulated deficit has been corrected by an adjustment of $2.1 million.

The impact of the aforementioned adjustments on the restated balance sheet, income statement and statement of cash flows are as follows:

	As of December 31, 2004
Selected Balance Sheet Accounts	Previously Reported	Restated

Deferred acquisition cost (deferred ceding commission, net	$377	$(2,051)
Total assets	246,767	246,390

Loss and loss adjustment expense reserves	656	293
Total liabilities	117,368	119,056

Accumulated deficit	(13,098)	(15,163)
Total shareholder’s equity	129,399	127,334
Total liabilities and shareholder’s equity	246,767	246,390

	For the Year Ended December 31, 2004		For the Year Ended December 31, 2003
	Previously Reported	Restated	Previously Reported	Restated

Selected Income Statement Accounts
Loss and loss adjustment expenses	$381	$199	$257	$90
Amortization of deferred acquisition costs, net	1,136	593	1,012	511
Operating Expenses	10,151	10,822	10,444	11,098
Total expenses	11,668	11,614	11,713	11,699
(Loss) before income taxes	(5,526)	(5,472)	(4,586)	(4,572)
Net (Loss)	(5,526)	(5,472)	(4,586)	(4,572)

	For the Year Ended December 31, 2004		For the Year Ended December 31, 2003
	Previously Reported	Restated	Previously Reported	Restated
Selected Accounts from the
Statement of Cash Flow Accounts
Increase in loss and loss adjustment expense reserves	$381	$199	$257	$90
Decrease (increase) in deferred acquisition costs	3,107	1,184	(546)	(393)
Increase in deferred ceding commissions	---	2,051	---	---

3.	Significant Accounting Policies

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), which for insurance and reinsurance companies differ in certain respects from the accounting practices prescribed or permitted by NYSID. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Due to diversity of the financial guaranty industry accounting practices in 2005, the Financial Accounting Standards Board (“FASB”) added a project to their agenda to consider the accounting model for financial guaranty insurers. The project’s scope is limited to financial guaranty contracts not subject to FAS 133 because the characteristics of these financial guaranty contracts have met the scope exceptions set forth in FAS 133 and are not subject to derivative accounting. The FASB’s project will consider claims liability recognition, premium recognition, and the amortization of deferred acquisition costs. Currently, the Company cannot assess the impact on the financial statements of potential changes which might occur due to the issuance of new guidance by the FASB under this project. The FASB expects to issue an exposure draft in the third quarter of 2006.

Significant accounting policies are as follows:

Investments
Investments in the Company’s investment portfolio are accounted for on a trade-date basis and consist of investments in fixed income securities that are considered available-for-sale and are carried at fair value. Short-term investments are stated at amortized cost, which approximates fair value except for securities denominated in foreign currencies. Short-term investments denominated in foreign currencies are accounted for at their U.S. dollar equivalent values using exchange rates at balance sheet date. Changes in values due to fluctuations in foreign currency exchange rates are recorded as unrealized capital gains and losses. Unrealized gains and losses, net of deferred income taxes, are included as a component of "Accumulated Other Comprehensive Income" in shareholder's equity. For purposes of computing amortized cost, premiums and discounts are accounted for using the effective yield method over the remaining terms of securities acquired. For premium on bonds that do not have call features, such premiums are amortized over the remaining terms of the securities.

The Company's process for identifying declines in the fair value of investments that are other than temporary involves consideration of multiple factors. These factors include current economic conditions, market prices, issuer-specific developments, the time period during which there has been a significant decline in value and the Company's intent and ability to hold the investment for a sufficient period of time for the value to recover. If the Company's analysis of these factors results in the determination that the decline is other-than temporary, CIFG NA writes down the carrying value of the investment to fair value and records a realized loss. As of December 31, 2005 and 2004, there were no declines in fair value deemed to be other than temporary.

Realized gains and losses on the sale of investments are determined on the basis of specific identification. Investment income is recorded when earned.

Effective January 1, 2004, the Company adopted the Emerging Issues Task Force (EITF) Issue No. 03-01. “The Meaning of the Other-Than-Temporary Impairment and Its Application to Certain Investments” (“EITF 03-01”). EITF 03-01 requires the Company to disclose certain information about unrealized losses on its investment portfolio that have been recognized as other-than-temporary investments.

In November 2005, FASB Staff Position No.115-1 and 124-1 (“FSP 115”) was issued, effective for reporting periods beginning after December 15, 2005. FSP 115 nullifies paragraphs 10-18 of EITF 03-01, and refers to other guidance such as SFAS No. 115-“Accounting for Certain Investments in Debt and Equity Securities” to evaluate whether an impairment is considered other than temporary. However, the disclosure requirements from EITF 03-01 have been brought forward into FSP 115.

The Company does not anticipate that the adoption in 2006 of the new guidance under FSP 115 will have a material effect on the financial statements.

Deferred Acquisition Costs
Certain costs incurred, primarily related to and varying with the production of new financial guaranty business, excluding financial guaranty contracts accounted for as derivatives, have been deferred. These costs include direct and indirect expenses related to underwriting and contract origination expenses, rating agency fees and premium taxes.

The Company receives ceding commissions under its ceded reinsurance contracts as compensation for acquisition costs incurred. Ceding commissions are deferred and offset against deferred acquisition costs (DAC). The Company considers deferred premium revenue and the present value of future premiums due to the Company under installment contracts when determining the recoverability of DAC. DAC and deferred ceding commissions, net, are amortized into the income statement over the periods in proportion to the earnings of the related premiums. DAC is presented in the balance sheet net of deferred ceding commissions.

Premium Revenue Recognition
Up-front premiums written are earned pro-rata over the duration of the underlying risk in proportion to the amount of risk outstanding over the expected period of coverage. The amount of risk outstanding is equal to the sum of the par amount of the debt insured. Installment premiums written are recognized over each installment period. If a guaranteed issue is retired early, the remaining deferred premium will be earned, and any related unamortized DAC will be expensed immediately. Deferred premium revenue and prepaid reinsurance premiums represent the portion of gross and ceded premium written, respectively, which has been allocated to the unexpired underlying risk.

Losses and Loss Adjustment Expense Reserves
Loss and loss adjustment reserves are established for financial guaranty contracts subject to FAS 60. The reserve for losses and loss adjustment expenses consists of active credit reserves and case basis loss and loss adjustment expense reserves. The development of active credit reserves is based upon estimates of the expected levels of debt service payment defaults on currently guaranteed issues that are not presently or imminently in default, and by reference to financial guaranty industry historical loss experience. The determination of the reserve is primarily based on an analysis of expected losses as a percentage of expected premium on the outstanding insured portfolio, pursuant to which, active credit reserves are provided on a periodic basis as a function of financial guaranty premiums earned to date.

The Company monitors active credit reserves on an ongoing basis and adjusts these reserves based on actual loss experience, considering the changes in the mix of business and economic conditions. Case basis loss reserves will be recorded when it is probable that a loss has been incurred and it can be reasonably estimated. When losses occur, case basis loss reserves will be established in an amount that is sufficient to cover the present value of the anticipated defaulted debt service payments over the expected period of default and estimated expenses associated with settling the claims, less estimated recoveries under salvage or subrogation rights. The active credit reserve is available to be applied against future case basis loss reserves and any related adjustments. As of December 31, 2005 and 2004, there were no case basis loss reserves recorded.

The Company’s loss reserving policy, described above, is based on guidance provided in SFAS 60, SFAS 5, “Accounting for Contingencies” and analogies to Emerging Issues Task Force (EITF) 85-20, “Recognition of Fees for Guaranteeing a Loan.” SFAS 60 requires that, for short-duration contracts, a liability for unpaid claim costs relating to insurance contracts, including estimates of costs relating to incurred but not reported claims, be accrued when insured events occur. Additionally, SFAS 5 requires that a loss be recognized where it is probable that one or more future events will occur confirming that a liability has been incurred at the date of the financial statements and the amount of loss can be reasonably estimated.

Management believes that the Company’s reserves are adequate to cover the ultimate net cost of claims. However, because the reserves are based on management’s judgment and estimates, there can be no assurance that the ultimate liability will not exceed such estimates.

Income Taxes
The Company is included in the consolidated U.S. tax return of CIFG Services. The tax provision for CIFG NA is determined on a stand alone basis. Any results derived from participating in the consolidated return are reflected in the financial statements.

Deferred income taxes are provided with respect to the temporary differences between the tax bases of assets and liabilities and the reported amounts in the financial statements that will result in deductible or taxable amounts in future years when the reported amount of the asset or liability is recovered or settled. Such temporary differences relate principally to premium revenue recognition, deferred acquisition costs, net operating losses, and unrealized appreciation or depreciation of investments. A valuation allowance is established when it is more likely than not (a likelihood of more than 50 percent) that some portion or the entire deferred tax asset will not be realized.

Reinsurance
In the normal course of business, the Company seeks to reduce its financial guaranty exposure by reinsuring certain levels of risk with other insurance enterprises or reinsurers. Reinsurance premiums ceded and related commissions recorded are deferred and recognized in earnings on a pro-rata basis over the period the related financial guaranty coverage is provided.

Intangible Assets
The Company's acquisition of WCIC resulted in recording an intangible asset related to the fair value of the insurance licenses acquired. The Company has determined that the licenses have an indefinite life and, therefore, are not being amortized. The recoverability of the carrying value of the intangible asset is evaluated at least annually based on a review of forecasted discounted cash flows and by referencing other available information. As of December 31, 2005 and 2004, there were no adjustments to the carrying value of the intangible asset.

Derivatives
The Company has issued insurance policies that do not qualify for the financial guaranty scope exception under FAS 133 and 149. These contracts are recorded at fair value which is determined using models developed by the Company. The model includes various assumptions such as an expected loss projection. The Company believes that the most meaningful financial statement presentation of derivative revenues is to reflect them as premiums written when installments are received, to record losses and loss adjustment expenses incurred as loss and loss adjustment expense, and to record changes in fair value as incurred in net unrealized gains (losses) on financial guarantees carried at fair value. This presentation is consistent with the financial guaranty industry presentation.

Variable Interest Entities (VIE’s)
From time to time, the Company provides financial guarantees of structured transactions backed by pools of assets of specified types. The guaranteed obligations are frequently supported by assets which have been securitized through “VIEs”. In certain other transactions, the Company guarantees payment obligations of counterparties, including VIEs that may enter into credit default swaps with third parties. The Company provides financial guarantees covering certain obligations of these entities at market rates and consolidates those where it is determined to be the primary beneficiary of the VIE.

Foreign currency translation
Functional currencies are generally the currencies of the local operating environment. CIFG NA’s functional currency is U.S. dollars.  CIFG NA’s financial statements include balances denominated in foreign currencies converted to U.S. dollars at exchange rates in effect at the balance sheet dates and the income statement accounts are converted using daily exchange rates which are averaged on a year to date basis.

Foreign currency transaction gains and losses, arising from the re-valuation assets and liabilities denominated in non functional currencies, are reflected in net income.

4.	Related Parties

Administrative Services and Property Agreement
In 2002, the Company entered into Management Service’s Agreement with CIFG Services, which was approved by the NYSID. Under this agreement CIFG Services provides the Company with management services, including office space and furniture and equipment used by the Company. Under the terms of this agreement, operating expenses are allocated based on the requirements of Regulation 30 of the NYSID. In 2005, 2004 and 2003, expenses charged by CIFG Services to the Company under this agreement were $23.5 million, $21.3 million and $18.3 million, respectively.

Facultative Reinsurance Agreement
CIFG Guaranty participates in a Facultative Reinsurance Agreement (Agreement) with CIFG NA. Under the terms of this Agreement, as amended effective June 24, 2003, CIFG Guaranty agrees to reinsure up to 90% of the CIFG NA’s acceptable risks (except that such reinsurance is limited to 50% of its risks in the State of Florida). CIFG Guaranty pays a ceding commission on premiums ceded under the terms of this Agreement. Premiums ceded by CIFG NA and assumed by CIFG Guaranty under this facultative reinsurance agreement were $84.0 million, $48.7 million and $52.8 million for 2005, 2004 and 2003, respectively.

As of December 31, 2005 and 2004, CIFG Guaranty pledged to CIFG NA U.S. dollar denominated investments with a fair value of $168.2 and $130.7 million respectively, to support its reinsurance coverage in accordance with New York State insurance regulatory requirements. The assets pledged are maintained in a secured trust on behalf of CIFG NA, for its sole use and benefit in accordance with 11NYCRR 126.

Financial Guarantees
In the normal course of business, CIFG NA enters into certain financial guaranty contracts with affiliates on an arms-length basis. The affiliates involved are Credit Foncier (“Foncier”) and IXIS Corporate & Investment Bank (“IXIS CIB”). Gross premiums written on policies closed with IXIS CIB during 2005, 2004 and 2003 were approximately $608 thousand , $207 thousand and $1.1 million respectively. Gross premiums written on policies with Foncier during 2005, 2004 and 2003 were approximately $8.9 million, $4.5 million and nil, respectively.

Capital Maintenance Agreement
The Company has entered into an irrevocable keep-well capital maintenance agreement with CIFG Guaranty. The agreement requires CIFG Guaranty to contribute capital to the Company if at any time, the capital of the Company falls below $80 million.

Tax Sharing Agreement
The Company files a consolidated Federal income tax return with CIFG Services, and files separate-company state and local income tax returns. The method of allocation between the companies in the consolidated Federal income tax return is subject to a tax allocation agreement approved by the Board of Directors of CIFG NA and the NYSID. Pursuant to this tax allocation agreement between the companies, total Federal income tax expense is determined on a separate company basis. Members with losses record tax benefits to the extent such losses are recognizable on a separate company basis. Inter-company tax balances are settled on a periodic basis, no less than annually.

5.	Deferred Acquisition Costs and (Deferred Ceding Commissions)

Acquisition costs and ceding commissions are deferred and amortized in proportion to the related premium revenue to be recognized in future periods. The commission income and acquisition costs deferred and related amortization are as follows:

	As of December 31,
	2005	2004 Restated
Balance, beginning of period	$(2,051)	$1,184
Current year costs:
Deferred acquisition costs	12,715	10,942
Deferred ceding commissions	(23,448)	(13,584)
Net	(10,733)	(2,642)
Amortization during the period	(483)	(593)
Net balance, end of period	$(13,267)	$(2,051)1)

6.	Investments

The Company’s investment objective is to optimize after-tax returns while emphasizing the preservation of capital through the maintenance of high-quality investments with adequate liquidity. The weighted-average credit quality of the fixed income portfolio, which excludes short-term investments, was AAA with no investment rated below BBB as rated by S&P.

Short-term investments consist of United States government obligations (67%), commercial paper (13%) and money market instruments (20%).

The following tables set forth the amortized cost and fair value of the fixed income securities and short-term investments included in the investment portfolio of CIFG NA:

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
United States government obligations	$99,307	$27	$(1,050)	$98,284
State and municipal obligations	15,682	21	(246)	15,457
US Agencies	14,070	46	(241)	13,875
Corporate obligations	4,144	4	---	4,148
Non- US *	1,184	---	(24)	1,160
Short term	24,652	---	---	24,652
Total	$159,039	$98	$(1,561)	$157,576

* Principally Euro denominated debt securities issued by European governments and European municipalities.

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
United States government obligations	$70,067	$267	$(346)	$69,988
State and municipal obligations	419	1	(3)	417
Short-term investments	67,887	---	---	67,887
Total	$138,373	$268	$(349)	$138,292

Fixed income investments carried at fair value of approximately of $9.2 and $8 million as of December 31, 2005 and 2004, respectively, were on deposit with various regulatory authorities to comply with insurance laws.

The Company maintains a portion of its cash and investments under a custody agreement with one financial institution that the Company considers of high quality.

The following table sets forth the distribution by contractual maturity of investments at amortized cost and fair value at December 31, 2005 and 2004. Actual maturity may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	December 31,
	2005		2004
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$61,110	$60,986	$95,774	$95,630
Due after one year through five years	75,725	74,594	42,368	42,430
Due after five years through ten years	19,164	19,072	231	232
Due over ten years	3,040	2,924	---	---
Total	$159,039	$157,576	$138,373	$138,292

As of December 31 2005 and 2004 no single issuer, excluding U.S. government obligations, exceeds 10% of shareholder’s equity.

The following investment table presents the Company's gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005:

	Greater than 12 months		Less than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
United States government obligations	$46,792	$(559)	$42,714	$(491)	$89,506	$(1,050)
State and municipal obligations	---	---	9,197	(246)	9,197	(246)
US Agencies	---	---	10,377	(241)	10,377	(241)
Corporate obligations	---	---	---	---	---	---
Non- US *	---	---	1,160	(24)	1,160	(24)
Total temporarily impaired fixed income securities	$46,792	$(559)	$63,448	$(1,002)	$110,240	$(1,561)

The unrealized losses in the Company’s investment portfolio were caused by increases in interest rates. The Company evaluated the credit rating of these securities and noted no significant deterioration. Since the decline in market value is related to changes in interest rates and not credit quality, and the Company has the intent and ability to hold the investments until the value recovers, the Company does not consider these investments to be other than temporarily impaired as of December 31, 2005 and 2004.

Net investment income was comprised of the following:

	December 31,
	2005	2004	2003
Fixed income securities	$3,511	$1,086	$2,512
Short-term investments	729	1,326	543
Total Investment income	4,240	2,412	3,055
Investment expenses	(142)	(139)	(90)
Net investment income	$4,098	$2,273	$2,965

Net realized gains (losses) from fixed income securities were comprised of the following:

	December 31,
	2005		2004	2003
Gross gains	$	---	$10	$1,206
Gross losses		(4)	---	---
Net realized capital (loss) gains		$(4)	$10	$1,206

Proceeds from the sale of fixed income securities were $180 thousand, $3.8 million and $22.5 million for the periods ended December 31, 2005, 2004 and 2003, respectively.

7.	Reinsurance

On April 30, 2002, the Company entered into a Facultative Reinsurance Agreement with CIFG Guaranty. The Company utilizes reinsurance principally to increase aggregate premium capacity and to reduce the risk of loss on financial guaranty business underwritten. The Company is liable with respect to reinsurance ceded to the extent that CIFG Guaranty fails to meet its obligation to the Company. CIFG NA regularly monitors the financial condition of CIFG Guaranty and believes there is no material unrecoverable reinsurance.

The effect of reinsurance on premiums written was as follows:

	December 31,
	2005	2004	2003
Direct premium written	$84,408	$45,058	$31,225
Assumed premium written	9,848	10,088	36,907
Ceded premium written	(83,958)	(48,747)	(52,814)
Net premiums written	10,298	6,399	15,318

Change in direct deferred premiums revenue	(60,054)	(29,625)	(22,452)
Change in assumed deferred premiums revenue	(2,184)	(3,181)	(34,641)
Change in ceded deferred premiums revenue	56,692	30,218	44,648
Net premiums earned	$4,752	$3,811	$2,873

In 2003 net premiums earned includes $308 thousand from refundings and called bonds. Earned premium in 2005 and 2004 does not include any refunded earned amounts.

Ceding commissions on reinsurance ceded to CIFG Guaranty was $25.2 million, $14.6 million and $15.8 million during 2005, 2004 and 2003, respectively.

8.	Income Taxes

The current provision for federal income taxes was $148 thousand for the year ended December 31, 2005, and nil for 2004 and 2003. During 2005 an estimated tax payment of $60 thousand was made for alternative minimum taxes.

The Company’s total tax provision differs from the amount that would be obtained by applying the tax rate to pretax book income, due to the impact of disallowed expenses, tax exempt interest and the establishment of a valuation allowance.

The tax effects of temporary differences that give rise to deferred tax assets and liabilities as of December 31, 2005 and 2004 are presented below:

	As of December 31,
	2005		2004 Restated
Deferred tax assets:
Net operating loss carry-forward		$2,002	$4,543
Deferred premium revenue		203	252
Deferred ceding commission, net		4,644	718
Unrealized loss		512	28
Other		529	238
Less: valuation allowance		(6,708)	(5,367)
Total deferred tax assets		670	412

Deferred tax liabilities:
Accretion of discount		119	27
Other		551	357
Total deferred tax liabilities		670	384
Net deferred tax assets	$	---	$28

In 2005, the Company used approximately $ 7.4 million in net operating loss carry-forwards generated in prior years to offset taxable income in the current year. At December 31, 2005, the Company had net operating loss carry forwards available to offset future taxable income of $5.7 million of which $4.0 million and $1.7 million will expire in 2024 and 2023, respectively.

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on tax assets and liabilities for a change in tax rates is recognized in income in the period that includes the enactment date.

Due to the Company’s start up activities, the Company has yet to establish an earnings history. As a result, management has established a valuation allowance to offset net deferred tax assets.

9.	Dividend Restrictions

Under New York State insurance law, CIFG NA may pay a dividend only from earned surplus subject to the maintenance of a minimum capital requirement. Any dividends declared or paid may not exceed, together with all other dividends declared or distributed by CIFG NA during the next preceding twelve months, the lesser of (i) 10% of its shareholder’s surplus shown on its last filed statement, or (ii) one hundred percent of adjusted net investment income (as defined under New York Insurance Law), for such 12-month period without prior approval of the Superintendent of the NYSID. The Company did not declare or pay any dividends since its inception given that it has no earned surplus and is therefore ineligible to pay a dividend.

10.	Statutory Accounting Practices

U.S. GAAP differs in certain significant respects from accounting practices prescribed or permitted by the NYSID. The New York State Insurance Department is currently performing a routine triennial examination of the Company. The Company does not anticipate any material adjustments to its statutory capital and surplus as a result of this examination.

The following summarizes the significant differences between the statutory annual statement as filed and U.S. GAAP.

	As of December 31,
	2005	2004 Restated
U.S. GAAP Shareholder’s Equity	$122,092	$127,334
Statutory Adjustments:
Premium revenue recognition	(2,521)	(1,947)
Intangible asset	(8,373)	(8,480)
Loss and loss adjustment expense reserves	529	293
Contingency reserves	(6,316)	(3,383)
Deferred income taxes	11,824	10,049
Unrealized losses	1,463	81
Fair value of derivatives	53	22
Deferred Ceding commission income	1,712	231
Other liabilities	22	---
Non admitted assets	(11,910)	(10,572)
Statutory capital and surplus	$108,575	$113,628

The principal differences result from the following statutory accounting practices:

•	Upfront premiums are recognized as earned when related principal and interest have expired while under GAAP, premiums are recognized as earned over the expected coverage period;

•	Liabilities for unearned premiums are shown net of amounts ceded under reinsurance contracts while under GAAP, they are recorded at their gross amounts;

•	Acquisition costs are charged to operations as incurred. Under GAAP, certain costs are deferred and amortized as the related premiums are earned;

•
Intangible assets were charged directly to surplus as a result of the statutory mergers while under GAAP the Company established an intangible asset representing the value of state licenses, which is subject to impairment tests;

•
A contingency reserve is computed on the basis of statutory requirements, and reserves for case basis losses and LAE are established, at present value, for specific insured issues that are identified as currently or likely to be in default. Under GAAP, case basis loss reserves are established at present value based on CIFG NA’s reasonable estimate of the identified losses and LAE, plus estimates for reserves for the portfolio of active credits on the insured obligations written;

•
A provision is made for ceded unearned premiums and losses recoverable, in excess of funds held, on business reinsured with companies not qualified or licensed in the state of New York through a direct charge to surplus while under GAAP there is no such provision;

•
Fixed income securities are carried at amortized cost; under GAAP these securities are designated as available for sale and carried at fair value, with the related unrealized gains or losses recognized as a separate component of shareholder’s equity net of applicable deferred federal income tax;

•
Deferred tax assets in excess of certain defined limitations are excluded from the balance sheet and charged to surplus as a non-admitted asset. Under GAAP, deferred federal income taxes reflect the net tax effect of temporary differences between the carrying amount of GAAP basis assets and liabilities and the amounts used for federal income tax purposes. The change in net deferred taxes, excluding the amount related to unrealized gains and losses, is a component of net income;

•	Financial guarantees are accounted for as insurance contracts, while under GAAP, certain financial guarantees that do not qualify as insurance contracts under SFAS 133 are recorded at fair value;

•
Ceding commission income is recognized in income when earned and can off set acquisition costs but cannot exceed them. A liability is established for any amount of ceding commissions in excess of acquisition expenses. Under GAAP, ceding commission income is deferred and amortized as the related ceded premiums are expensed.

•	Certain assets classified as non-admitted are charged directly to surplus but are reflected as assets under GAAP; and

•
WCIC's accounts are included in the accounts of the Company in accordance with SSAP No. 68, “Business Combinations and Goodwill”, while under GAAP, purchase accounting is used and WCIC account balances are not included until the date of acquisition in 2003.

CIFG NA’s statutory financial statements are prepared in conformity with accounting practices prescribed or permitted by the Insurance Department of the State of New York. Prescribed statutory accounting principles include state laws, regulations and general administrative rules, as well as a variety of the National Association of Insurance Commissioners (NAIC) publications. The NAIC Statements of Statutory Accounting Principles (SSAP) have been adopted as a component of prescribed or permitted practices by the State of New York. The State of New York has adopted certain prescribed practices which vary from those found in SSAP. These differences have no impact on the net income and the determination of statutory surplus. Statutory capital and surplus was $108.6 million and $113.6 million at December 31, 2005 and 2004, respectively, which meets New York State minimum capital requirements. Qualified statutory capital (statutory capital and surplus plus contingency reserve) was $114.9 and $117.0 million at December 31, 2005 and 2004, respectively. Statutory net loss for CIFG NA was $(2.5), $(5.2) and $(4.2) million for the periods ending December 31, 2005, 2004 and 2003, respectively.

11.	Net Insurance in Force

The financial guaranty contracts issued by CIFG NA guaranty the scheduled payments of principal and interest on municipal and structured obligations. The net exposure retained on any risk is subject to formalized underwriting guidelines.

As of December 31, 2005, insurance in force, net of cessions, had a range of legal maturities of 1-75 years.  However, the expected life of these transactions may vary substantially from the legal final maturities, and are influenced by actual performance, market conditions and business objectives of the issuers. The expected maturities of these policies are between 1-45 years which are diversified among 770 outstanding policies.

The weighted-average expected life of the guaranteed portfolio is as follows:

	Global Public Finance and Infrastructure	Global Structured Finance	Total
Weighted Average expected life as of December 31, 2005 *	19.11	5.45	11.08
* Weighted by par

The distribution of gross and net par in force by bond type is presented in the following table:

Insurance Inforce	2005		2004
	Gross	Net	Gross	Net
Global Public Finance and Infrastructure
State general obligations	$3,716,421	$572,445	$2,245,467	$426,271
Airports	1,406,341	188,661	680,669	116,094
Sovereign/Sub Sovereign	1,232,554	183,187	614,326	106,463
City and County General Obligation	1,186,237	168,285	414,995	78,513
State Tax Backed	1,183,155	155,092	935,565	158,429
Health Care	880,507	130,631	165,946	16,595
Toll Roads	822,846	88,051	680,482	68,948
Utility Systems	680,533	83,185	427,183	105,296
Higher Education	553,572	80,973	65,998	14,100
Transportation	489,794	76,495	136,400	13,640
Public Power	348,752	62,857	350,143	81,112
Investor Owned Utilities	314,947	48,979	229,225	67,922
Special Revenue	244,910	48,860	---	---
Local Tax Backed	228,134	24,491	212,145	47,261
Municipal Housing	177,795	17,780	---	---
Project Finance	77,852	7,785	87,014	8,701
Total	13,544,350	$1,937,757	7,245,558	1,309,345

Global Structured Finance
CDO High Yield	4,579,475	596,952	565,163	70,466
CDO Asset Backed	4,373,598	472,023	3,774,172	538,394
CDO Investment Grade	3,304,315	471,898	2,303,144	371,906
Home Equity	2,510,373	251,037	1,109,907	110,991
Lease Assets	1,061,992	190,425	1,279,440	240,928
Mortgage Backed
Residential	1,061,264	106,127	112,535	11,253
Commercial	778,698	77,870	724,074	72,407
Student Loans	631,674	63,167	---	---
Commercial Asset Backed	466,517	46,652	320,418	32,042
Auto Loans	307,822	37,500	442,848	44,285
Other Consumer	150,000	30,782	150,000	37,500
Other Structured Finance	138,658	13,866	4,518	452
Credit Cards	101,000	10,100	101,000	10,100
Total	19,465,386	2,368,399	10,887,219	1,540,724
Total Par	$33,009,736	$4,306,156	$18,132,777	$2,850,069

The Company limits its exposure to losses from writing financial guarantees through a formal credit approval process and by maintaining a surveillance function which monitors insured transactions. Additionally, the Company mitigates credit risk by underwriting investment grade transactions and maintaining collateral requirements on asset-backed obligations, as well as through reinsurance.

Gross par written includes $505 million, $2.3 billion and $3.5 billion of assumed premium business for each of the three years ended December 31, 2005, 2004 and 2003, respectively.

Gross par outstanding includes $5.0 billion and $5.1 billion of assumed business, at December 31, 2005 and December 31, 2004, respectively.

The distribution of gross and net par in force by geographical location is presented in the following table:

	2005		% of	2004		% of
	Gross	Net	Net	Gross	Net	Net
United States:
New York	$3,264,855	$556,215	12.9%	$2,634,328	$542,662	19%
Puerto Rico	1,168,357	217,496	5.0	593,224	160,459	5.6
California	901,917	151,317	3.5	745,210	136,637	4.8
Illinois	1,325,550	132,555	3.1	447,405	44,741	1.6
New Jersey	835,701	111,070	2.6	422,815	69,781	2.5
Texas	544,034	102,431	2.4	194,908	67,518	2.4
Florida	681,672	68,167	1.6	27,819	2,782.1
Massachusetts	100,587	58,809	1.4	100,587	58,809	2.1
Colorado	399,924	39,992.9		212,876	21,288.7
Alabama	176,000	32,600.7		176,000	32,600	1.1
Other states	2,193,726	226,873	5.3	866,688	94,168	3.3
United States diversified	13,950,086	1,790,618	41.6	8,056,653	1,181,917	41.5
Total United States	$25,542,409	$3,488,143	81.0	$14,478,513	2,413,362	84.7%

Non United States:
Italy	$1,014,215	$101,422	2.4%	$545,598	$54,560	1.9
Canada	221,813	67,212	1.6	68,728	51,903	1.8
United Kingdom	427,407	42,741	1.0	367,579	36,758	1.3
Greece	295,988	29,599.7		136,400	13,640.5
France	241,307	24,131.6		283,092	28,309	1.0
Germany	176,911	17,691.4		212,773	21,277.7
Switzerland	55,131	5,513.1		----	---	---
Australia	19,814	1,981.0		20,875	2,087.1
Spain	3,126	313.0		3,601	360.0
Other country specific	466,860	46,686	1.1	205,000	20,500.7
Europe diversified	1,555,414	155,541	3.6	409,199	40,920	1.4
Global	2,989,341	325,183	7.5	1,401,419	166,393	5.9
Total Non United States	7,467,327	818,013	19.0	3,654,264	436,707	15.3
Grand Total	$33,009,736	$4,306,156	100%	$18,132,777	$2,850,069	100%

At December 31, 2005 and 2004, gross par outstanding includes $15.2 billion and $7.4 billion, respectively, underwritten through VIEs which have been consolidated.

12.	Loss and Loss Adjustment Reserves

The Company’s reserve for losses and loss adjustment expenses consists of active credit reserves only. There were no case basis reserves recorded during 2005 and 2004. Activity in the losses and loss adjustment reserve is summarized as follows:

	2005	2004 Restated
Active Credit Reserves:
Balance, beginning of period	$293	$94
Incurred losses and loss adjustment expense	236	199
Balance, end of period	$529	$293

13.	Fair Value of Financial Instruments

The following fair value amounts were determined by using independent market information when available, and appropriate valuation methodologies when market quotes were not available. In cases where specific market quotes were unavailable, interpreting market data and estimating market values required considerable judgment by management. Accordingly, the estimates presented are not necessarily indicative of the amount CIFG NA could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Fixed income securities: The fair values of fixed income securities are based primarily on quoted market prices.

Short-Term Investments and Cash: The carrying value of these items approximate fair value.

Investment Income Due and Accrued: The fair value of investment income due and accrued is assumed to approximate carrying value.

Deferred Premium Revenue: The fair value of the deferred premium revenue is based upon the estimated cost to reinsure those exposures at current market rates, which amount consists of the current deferred premium revenue, less an estimated ceding commission thereon.

Certain other financial guaranty insurance contracts have been written on an installment premium basis, where the future premiums to be received by the Company are determined based on the outstanding exposure at the time these premiums are due. The fair value of the Company’s future premium revenue under its installment contracts is measured using the present value of estimated future installment premiums, less an estimated ceding commission. The estimate of the amounts and timing of the future installment premiums is based on contractual premium rates, debt service schedules and expected run-off scenarios. This measure is used as an estimate of the cost to reinsure the Company’s exposures under these policies.

The carrying amount and estimated fair value of financial instruments are presented below:

	December 31,
	2005		2004
	Carrying Amount	Estimated fair value	Carrying Amount	Estimated fair value
Financial Assets:

Fixed income securities	$132,924	$132,924	$70,405	$70,405
Short-term investments	24,652	24,652	67,887	67,887
Cash	3,388	3,388	6,568	6,568
Investment income due and accrued	1,497	1,497	619	619

Financial Liabilities:

Deferred premium revenue:
Gross	165,846	116,092	103,573	72,501
Net of reinsurance	24,019	16,812	18,468	12,928

Derivative liabilities	53	53	21	21

Off-balance sheet instruments:

Installment premium receivable
Gross	---	82,973	----	53,812
Net of reinsurance	---	9,581	----	7,230

14.	Credit Default Swaps

Certain financial guaranty contracts meet the definition of a derivative under FAS 133 as amended by FAS 149. All of these direct contracts provide credit protection to investors who have entered into a CDS transaction with New Generation Funding Trusts. (See note 1) The Company records these contracts at management’s estimate of fair value based on a model. The model contains an expected loss assumption. These contracts are considered by the Company to be, in substance, financial guaranty contracts and the Company generally intends to hold them to maturity. The level of fair value adjustments is dependent upon a number of factors including changes in credit spreads and other market factors. Derivative liabilities were recorded for these contracts as of December 31, 2005 and 2004 as disclosed in Note 13, above.

For each of the three years ended December 31, 2005, 2004 and 2003 gross direct premium written through the VIEs was approximately $20.8, $10.5 and $7.1 million, respectively.

As of December 31, 2005 and 2004, the distribution of par exposure by form of credit enhancement is set forth in the following table on a gross (direct and assumed) basis and net of reinsurance:

	December 31,
	2005		2004
	Gross	Net	Gross	Net
Financial guaranty	$17,605,496	$2,424,333	$10,699,242	$1,114,316
Credit default swaps	15,404,240	1,881,823	7,433,535	1,735,753
Total	$33,009,736	$4,306,156	$18,132,777	$2,850,069

15.  Subsequent Event

During the second quarter of 2006, Caisse Nationale des Caisse d’Epargne (CNCE), the parent of CIFG Holding, announced the signing of a letter with Groupe Banque Populaire for the combination of some of their respective business into a joint subsidiary, NatIxis, subject to regulatory approval.  Pursuant to the press release, the CIFG Group would be part of the combined entity.